Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement on Form N-1A (File No. 333-210814) (the “Registration Statement”) of our report dated August 17, 2018, relating to the financial statements and financial highlights of Ivy Focused Energy NextSharesTM, Ivy Focused Growth NextSharesTM, and Ivy Focused Value NextSharesTM, each a series constituting the Ivy NextSharesTM, appearing in the Annual Report on Form N-CSR of Ivy NextSharesTM for the year ended June 30, 2018. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Kansas City, Missouri

October 24, 2018